Exhibit (h)(2)

DEALER AGREEMENT

NB ASSET-BASED CREDIT FUND

This dealer agreement (“Agreement”), dated as of ____________, is entered into between Neuberger Berman BD LLC (“us,” “our,” “we,” or “NBBD”) and _______________________ (“you,” “your,” or “Dealer”). NBBD is the distributor of the shares of NB Asset-Based Credit Fund (the “Fund”). We hereby invite you (i) to distribute the Fund’s shares to your customers, (ii) in certain cases to act as a clearing broker-dealer for other introducing or correspondent brokers or registered investment advisers that distribute such shares to their customers (“IBDs”), or (iii) to distribute the Fund’s shares to your customers through the services of one or more clearing broker(s) that has entered into an agreement with us (“Clearing Broker”) (the definition of “Dealer” or “you” or “your” herein to include each such other IBD or Clearing Broker, and “your customers” to include customers of IBDs), on the following terms:

1.	Fund Shares Purchased by Your Customers

(a) In all sales of shares of the Fund you shall act as dealer for your own or an IBD’s account, and in no transaction shall you have any authority to act as agent, broker or employee for the Fund or for us, except to the extent that such an agency relationship is required by applicable law.

(b) Sale of Fund shares to your customers will be subject to the minimum investment requirements and at the applicable public offering price described in the prospectus and statement of additional information of the Fund in effect on the date of the sale (the prospectus and statement of additional information as of any such sale date or of any applicable repurchase date being sometimes referred to together herein as the “Prospectus”) or as otherwise permitted by law;

(c) You understand that all orders are subject to acceptance or rejection by NBBD or the Fund in the sole discretion of either. Purchase orders will be subject to such procedures as may be mutually agreed upon by you and us from time to time.

(d) Payment for Fund shares purchased shall be made pursuant to the Fund’s instructions as provided from time to time and in accordance with the terms of the Prospectus.

2.	Selling Procedures; Sales Materials

(a) “Sales Materials,” as used herein, shall include, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, circulars, research reports, market letters, performance reports or summaries, form letters, posters, signs and other similar materials, whether in print, hypertext, video, audio or other media, and any items derived from the foregoing, and including sales materials intended for wholesale use (i.e., broker/dealer use only) or retail use.

(b) We agree to supply you at our expense current copies of the Prospectus and any supplements thereto in reasonable quantities upon your request (collectively, “Fulfillment Materials”). We further agree to provide you at our expense copies of any Fund filings with the

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Securities and Exchange Commission (“SEC”) that are legally required to be delivered to Fund shareholders, including all current statements of additional information (including supplements) requested by your customers, periodic reports and proxy statements as well as any other printed supplemental material as determined by the SEC, the Fund’s board of managers or NBBD to be delivered to shareholders in reasonable quantities upon your request (collectively, “Additional Materials”). You agree to deliver copies of the Fulfillment Materials and/or Additional Materials to your customers in accordance with applicable law and the rules of the SEC and the Financial Industry Regulatory Authority (“FINRA”). All Fulfillment Materials and Additional Materials shall be provided to you pursuant to your instructions provided to us.

(c) You shall not make any representations, whether in Sales Materials or otherwise, concerning the Fund or its underlying securities to your customers except those contained in or consistent with the Prospectus and such other written materials we provide relating to the Fund or other statements or representations, written or oral, that we furnish or make to you, other than those intended only for wholesaler use with your registered representatives and but not with your customers (i.e., broker/dealer use only materials).

(d) We agree not to distribute any Sales Materials (other than copies of the then- current prospectus) to any of your employees, representatives or sales offices unless the distribution of such materials has been approved by you. In approving such materials for distribution within your offices or through your sales offices to your customers, you assume no responsibility or liability for the representations or any omissions contained in any Sales Materials or for representations or omissions contained in the prospectus or statement of additional information relating to the Fund.

(e) With respect to the Fund’s offering of multiple classes of shares subject to differing sales charges and/or distribution fees, you hereby represent that you have established compliance procedures designed to ensure that your customers are aware of the available methods of financing the distribution of shares and the servicing of customer accounts and the impact of choosing one method over another, and you hereby agree to provide adequate supervision of your employees receiving customer inquiries about the purchase of Fund shares and making share class recommendations.

(f) You acknowledge that Dealer, and not NBBD, is responsible for determining the suitability of Fund shares and sales practice issues as related to an investment for a customer and NBBD disclaims any obligation to evaluate or responsibility for such suitability or sales practice issues. You acknowledge that Dealer, and not NBBD, is responsible for the timely transmission of customer subscription orders to the Fund and that any subscription materials not received in good order or received after the Fund’s subscription cut off, as set forth in the Prospectus, may result in the order not being accepted by the Fund.

3.	Compensation

(a) You hereby acknowledge that any sales charge payable to you or, as applicable, to Clearing Broker, on your behalf, for the sale of the Fund’s shares will be in an amount as set forth in the Prospectus. In the case of a sale that is not subject to any sales charge you will not be entitled to any sales charge or dealer concession from NBBD or the Fund.

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(b) You hereby acknowledge that Fund shares may be purchased by your customers at a reduced or waived sales charge in accordance with the terms of the Prospectus. To obtain any such reduction or waiver, you must notify NBBD or the Fund’s transfer agent at the time the order is placed that the order qualifies for a reduction in, or waiver of, such sales charge. If you fail to so notify, neither NBBD, the Fund’s transfer agent nor the Fund will be liable for reimbursing the customer for the reduction or waiver that should have been effected. You agree to provide reasonable assurance that every customer receives the benefit of any appropriate reduction in or waiver of a sales charge as described in the Prospectus. You agree not to place orders for Fund shares in amounts just below the breakpoint at which sales charges are reduced so as to benefit from a higher sales charge applicable to the amount below the breakpoint.

(c) Certain classes of the Fund have made or may in the future make arrangements to make payments (i) in connection with the distribution of Fund shares, and/or (ii) for the provision of shareholder services or other services to Fund shareholders, including the adoption of a plan pursuant to Rule 12b-1 (“Rule 12b-1 Plan”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In connection with the sale of the Fund’s shares or servicing of the accounts of your customers where you are the record owner or listed as the broker-dealer of record, we shall pay a fee upon the terms and conditions as set forth in the Prospectus or, in the alternative, as set forth in Schedule A hereto to (i) you, if Dealer is listed as the broker of record on such account, (ii) Clearing Broker, on your behalf, or (iii) you if your customer positions are registered in the name of a Clearing Broker and we are properly instructed in writing by you and Clearing Broker to pay you directly. For accounts where another broker-dealer is the record owner or listed as the broker-dealer of record (i.e., correspondent broker), we shall pay you such fee unless we are instructed in writing by you and such third-party broker-dealer that such payment should be made to the broker of record. The provisions of any Rule 12b-1 Plan between the Fund and NBBD shall control over this Agreement in the event of any inconsistency. You hereby acknowledge that all payments under Rule 12b-1 Plans are subject to the limitations contained in such Rule 12b-1 Plans and may be amended or discontinued at any time. This Paragraph 3(c) shall survive the termination of this Agreement and shall continue in full force and effect only so long as the continuance of the Fund’s Rule 12b-1 Plan and the distribution agreement between the Fund and us, are approved at least annually by a vote of the Fund’s Board of Managers, including a majority of the Managers who are not “interested persons” of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or in any agreements related to the Rule 12b-1 Plan, cast in person at a meeting called for the purpose of voting thereon.

(d) You agree to disclose your compensation under this Agreement, together with any other compensation you receive in connection with your customer’s investments in Fund shares, to your customers as required by applicable law.

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4.	FINRA Membership

(a) You and we are registered and/or licensed as a broker and/or dealer under the federal and applicable state laws. You and we represent and warrant to each other that you and we are each members of FINRA.

(b) You and we each agree to notify the other immediately if it ceases to be registered or licensed as a broker or dealer or fails to be a member in good standing of FINRA.

(c) You and we each agree to abide by the rules and regulations of FINRA, including, without limitation, Rule 2341 of the FINRA Conduct Rules.

5.	Compliance with Regulatory Requirements

(a) We hereby represent, warrant and/or covenant to you the following:

(i) The Fund is registered and has filed a registration statement (a “Registration Statement”) relating to its shares under the Securities Act on Form N-2 with the SEC. The Registration Statement (including the Prospectus) conforms in all material respects to the requirements of the Securities Act and the 1940 Act and the rules thereunder.

(ii) To the extent required by law, the Fund is registered and its shares are qualified for sale in all states and other jurisdictions in the United States unless you are notified in writing to the contrary. You may rely solely on such representation in offering or selling Fund shares, but we assume no responsibility or obligation as to your right as a broker-dealer to offer or sell Fund shares in any state or jurisdiction.

(iii) The Prospectus contains such disclosure with respect to fees paid and charges imposed in connection with the sale of the Fund shares as is necessary to comply with all laws, rules and regulations, including, without limitation, disclosure of all compensation of the type described in Paragraph 3 hereof as required by Rule 2341 of the FINRA Conduct Rules, as well as the nature and extent of the fees payable pursuant to any additional agreements between you and us with respect to the distribution of the Fund’s shares or services provided to shareholders of the Fund. Such fees and charges will be in compliance with the rules and regulations of FINRA, including, without limitation, Rule 2341 of the FINRA Conduct Rules.

(iv) The investment adviser of the Fund is registered as an investment adviser under the Advisers Act and in any state where registration is required.

(v) The Registration Statement and any Sales Materials relating to the Fund provided to you by us will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(vi) All Sales Materials submitted to you by us will comply in all material respects with the rules and regulations of the SEC, FINRA and any states having such rules and regulations, and will be filed with (i) FINRA or SEC as required by the rules and regulations of FINRA and the SEC, and (ii) the relevant states as required by the laws, rules and regulations of such states.

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(vii) The Fund has implemented policies and procedures required by Rule 12b-1(h)(2)(ii) and has determined that the criteria used to select broker-dealers that both execute Fund portfolio transactions and promote or sell Fund shares is reasonable.

(viii) The foregoing representations, warranties and covenants will be true and correct at all times during the term of this Agreement (with references to the Registration Statement being deemed to refer to the Registration Statement in effect at the time such reference is made and to the then-current prospectus of the Fund).

(b) You hereby represent, warrant and/or covenant to us the following:

(i) You are a member in good standing of FINRA, will comply with the Conduct Rules and are qualified to act as a broker-dealer in each state or other jurisdiction in which you transact business unless otherwise exempt. You further agree to maintain such registrations, qualifications and membership in good standing in full force and effect throughout the term of this Agreement.

(ii) You hereby certify that you have: established and implemented policies, procedures, and internal controls that are reasonably designed to comply with applicable anti-money laundering (“AML”) laws and regulations, including but not limited to your obligations under the U.S. Bank Secrecy Act of 1970, as amended, and the regulations thereunder; maintain a customer identification program (“CIP”) which requires the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance, including, but not limited to Section 326; have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered or enforced by OFAC; have independent, internal auditors who annually review your anti-money laundering program; and will provide a copy of your AML representation letter upon written request. Delaer represents and warrants that its customers that are Fund investors shall be subjected to the AML, CIP and OFAC compliance policies of the Dealer. Dealer acknowledges that NBBD shall rely upon the Dealer’s application of such policies. Dealer acknowledges that, to the extent required by law, NBBD or the Fund may be obligated to (i) freeze funds or accounts of Fund investors, either by prohibiting additional investments, declining requests for the Fund to repurchase shares, or segregating the assets in accordance with applicable regulations or instructions from OFAC or other governmental authorities and (ii) report such action and to disclose its identity, and information about Fund Investors and their accounts, to OFAC or other governmental authorities.

(iii) You agree that this Agreement shall automatically terminate without notice if:

(1)	an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 has been filed against you;

(2)	the SEC revokes or suspends your registration as a broker-dealer;
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(3)	any national securities exchange or national securities association revokes or suspends your membership; or

(4)	under any applicable net capital rule of the SEC or any national securities exchange, your aggregate indebtedness exceeds 1,000% of your net capital.

(iv) You agree that you shall notify us promptly of any such proceeding, application, revocation, suspension or indebtedness level.

(v) Your compliance personnel have sufficient expertise and experience to implement this Agreement in accordance with its terms and you have adequate qualified personnel and systems to comply with any restrictions and limitations on purchases, repurchases and exchanges described in the Prospectus, including any share purchase eligibility requirements.

(vi) You agree to take full responsibility for the suitability and proper supervision of fund recommendations, solicitations and sales to your customers and to ensure that your customers are aware of the advantages and disadvantages of selecting one class of shares over other classes of shares and are aware of the different methods of financing the distribution of shares and the servicing of customer accounts.

(vii) You agree to cooperate fully with any efforts by us or the Fund to assure ourselves that you have implemented effective compliance policies and procedures administered by qualified personnel and agree to:

(1)	permit us and the Fund to maintain an active working relationship with your compliance personnel;

(2)	provide us and the Fund with updates in the event of material compliance problems;

(3)	provide us and the Fund with assurances regarding your compliance programs and personnel upon reasonable request; and

(4)	make your personnel and applicable policies and procedures available to such audit personnel as we or the Fund may designate to audit the effectiveness of your compliance controls in so far as they relate to services provided by you under the terms of this Agreement, and subject to applicable confidentiality obligations.

6.	Indemnification

(a) We agree to be liable for, to hold Dealer, its officers, directors, employees and representatives harmless from and to indemnify each of them for any losses and costs solely and directly arising from: (i) any of our actions, and the actions of our employees and affiliates that provide services to the Fund, relating to the sale of Fund shares, including but not limited to any statements or representations contained in any sales or other material relating to the Fund that we or it provide to you or any other statements or representations, written or oral, concerning the Fund that we or it make to you; provided, however, that we will in no event be liable for, or indemnify you from, any loss,

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cost or claim based on the suitability of the Fund for your customer, the selection of a Fund share class for your customer, or the applicability of a reduction or waiver of sales charges with respect to purchases by your customer; (ii) any material misstatement in or omission of a material fact from the Fund’s prospectus or statement of additional information; (iii) any failure of any Fund or its shares to be properly registered and available for sale under any applicable federal law and regulation; (iv) any of our actions, or the actions of our affiliates, relating to the processing of purchase, exchange or repurchase orders and the servicing of accounts of shareholders of record; (v) any breach by us of any representation, warranty or agreements contained in this Agreement; or (vi) the failure of NBBD, the Fund, their affiliates who provide services to NBBD or the Fund, or their respective officers, directors, employees or agents, to comply with all applicable state and federal securities laws, rules and regulations in force from time to time. We shall not be liable for any consequential damages.

(b) Dealer agrees to be liable for, to hold us, the Fund, and our and the Fund’s officers, directors, employees and affiliates harmless from and to indemnify them from any losses and costs arising from: (i) any statements or representations that Dealer or its employees make concerning the Fund that are inconsistent with either the pertinent Fund’s then-current prospectus and statement of additional information or any other material we have provided or any other statements or representations, written or oral, we have made to Dealer relating to the Fund; (ii) any actions of Dealer, its officers, directors, employees or agents relating to the processing of purchase, exchange and repurchase orders and the servicing of shareholder accounts; (iii) any breach by Dealer of any representation, warranty or agreements contained in this Agreement; (iv) a claim based on the suitability of the Fund for your customer, the selection of the Fund share class appropriate for your customer, or the applicability of a reduction or waiver of sales charges with respect to purchases by your customer; (v) the failure of Dealer or its affiliates who provide services to Dealer, officers, directors, employees or agents to comply with all applicable state and federal securities laws, rules and regulations in force from time to time; or (vi) any negligent act or omission of Dealer or its agents relating to processing of customer subscriptions or repurchases. Dealer shall not be liable for any consequential damages.

(c) The provisions of this Paragraph 6 shall survive the termination of this Agreement.

7.	Termination

Either party hereto may terminate this Agreement upon thirty (30) calendar days’ prior written notice to the other. This Agreement shall automatically terminate in the event of its “assignment” (as defined in the 1940 Act).

8.	Miscellaneous

(a) Dealer hereby acknowledges and agrees that we are acting as agent for the Fund and each class thereof and not as principal in all transactions in respect of Fund shares between you and us hereunder. We hereby acknowledge and agree that you are not acting as our agent under this Agreement (except that you shall be deemed an agent of the Fund for the sole and limited purpose of receiving orders for Fund shares), that you are in no way responsible for the manner of our performance or for any of our acts or omissions in connection herewith, and that nothing shall constitute you and us as a selling syndicate, association, joint venture, partnership, unincorporated business, or other separate entity or otherwise partners with you.

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(b) The Fund reserves the right, in its discretion, subject to applicable law, to suspend sales or cease offering of shares of the Fund. We shall provide reasonable notice to you of any such suspension or withdrawal.

(c) All communications or notices required by this Agreement shall be in writing and delivered personally or sent by first class mail, overnight courier or by facsimile. All notices and other communications concerning this Agreement will be deemed to have been received as of actual physical receipt. All such notices and other communications shall be made to the parties at the respective addresses set forth below their signatures to this Agreement.

(d) This Agreement may be amended only by a written instrument executed by both of the parties affected thereby, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(e) This Agreement constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous or contemporaneous agreements and documents with respect to such matters. Any Schedule referenced herein is incorporated by such reference into this Agreement and made a part hereof.

(f) Your failure or delay to enforce at any time any of the provisions of this Agreement, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions of this Agreement.

(g) The validity of this Agreement, the construction and enforcement of its terms, and interpretation of the rights and duties of the parties shall be governed by the laws of the State of New York without giving effect to provisions relating to conflict of laws.

(h) If a dispute arises between us and you with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then existing Code of Arbitration Procedure under the FINRA Rules (the “FINRA Code”). The parties agree that to the extent permitted by the FINRA Code the arbitrator(s) shall be selected from the securities industry.

(i) In accordance with Regulation S-P, if non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. All books, records, information and

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data pertaining to the business of the other party that are exchanged or received in connection with this Agreement shall be kept confidential and shall not be voluntarily disclosed to any other person, except (a) if such information is already publicly available, (b) as may be required solely for the purpose of carrying out a party’s duties and responsibilities under this Agreement, (c) as required by order or demand of a court or other governmental or regulatory body or as otherwise required by law, (d) as may be required to be disclosed to a party’s attorneys, accountants, regulatory examiners or insurers for legitimate business purposes, or (e) with the express prior written permission of the other party.

(j) This Agreement will inure to the benefit of and be binding on the parties hereto and such parties’ respective successors and permitted assigns. No party may assign this Agreement without the prior written consent of the other parties.

(k) This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Facsimiles (including facsimiles of the signature pages of this Agreement) will have the same legal effect hereunder as originals.

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This Agreement shall become effective as of the date set forth above when executed by each of the parties hereto.

Neuberger Berman BD LLC	Agreed to and Accepted:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Address for Notices:	Address for Notices:
1290 Avenue of the Americas
New York, NY 10104
Attn: Intermediary Support Services
Copy to: General Counsel, Mutual Funds
Email:
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SCHEDULE A

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